Exhibit 10.2
PROCEPT
BIOROBOTICS
August 7, 2018
Kevin Waters
Re: Employment Terms
Dear Kevin:
On behalf of PROCEPT BioRobotics Corporation (the “Company”), I am very pleased to offer you the position of Chief Financial Officer of the Company, reporting to me. This letter agreement sets forth the terms and conditions of your employment with the Company. Please understand that this offer, if not accepted, will expire on August 13, 2018.
In your role as the Company’s Chief Financial Officer, you will be responsible for leading the Company’s finance department and you will work at our facility located at 900 Island Drive, Suites 101 & 210, in Redwood Shores, California. Of course, the Company may change your position, duties, and work location from time to time in its discretion.
In this exempt full-time position, you will earn a starting base salary of $375,000 annually (through the end of 2019), less regular payroll deductions and withholdings and this base salary will be paid semi-monthly pursuant to the Company’s regular payroll policy. You will be eligible for paid time off and holidays. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other Company employees, subject to any eligibility requirements imposed by such plans. The Company may change compensation and benefits from time to time in its discretion. You will be covered by workers’ compensation insurance and State Disability Insurance, as required by state law. You will also be reimbursed for all documented reasonable business expenses that are incurred in the ordinary course of business provided they comply with Company policy guidelines. Each year, you will be eligible to earn an annual incentive bonus equal to thirty five percent (35%) of your annual base salary (to be prorated for 2018 from your Start Date). Whether you receive such a bonus, and the amount of any such bonus, will be determined by the Board of Directors (the “Board”) in its sole discretion, and will be based upon achievement of corporate and individual goals and other criteria to be determined by the Board. Any bonus will be paid within thirty (30) days after the Board’s determination that a bonus will be awarded. You must be employed on the day that your bonus (if any) is paid in order to earn the bonus. Therefore, if your employment is terminated either by you or the Company for any reason prior to the bonus being paid, you will not have earned the bonus and no partial or prorated bonus will be paid.
Subject to approval by the Board at the first meeting in which stock options are granted following your Start Date (as defined below), the Company will grant you an option to purchase 1,236,663 shares of the Company’s Common Stock (the “Option”), which is equivalent to nine tenths of one percent (0.9%) of the fully-diluted shares of the Company on that date, at fair market value as determined by the Board as of the date of grant. The Option will be subject to the terms and conditions of the Company’s Equity Incentive Plan (the “Plan”) and your option agreement. Your option agreement will include a four-year vesting schedule, pursuant to which twenty-five percent (25%) of your shares subject to the Option will vest after twelve months of employment with the Company, with the remaining shares vesting monthly thereafter, until either your Option is fully vested or your employment ends, whichever occurs first. Subject to Board approval and individual performance, you will have the opportunity to earn by the end of years 2019 and 2020 up to an additional 206,111 shares each year for a total of an additional 412,222 shares of the Company’s Common Stock, which is equivalent to three tens of one percent (0.3%) of the fully-diluted shares of the Company.
You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment’s at-will status can only be modified by a written agreement signed by you and by an authorized officer of the Company. Notwithstanding the foregoing, if at any time the Company terminates your employment without Cause, and other than as a result of your death or disability, or you resign for Good Reason, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your obligations below, you will be entitled to receive severance in an amount equal to three (3) months of your then current base salary, less all applicable withholdings and deductions, paid over such three (3) month period, on the schedule described below (the “Salary Continuation”). Furthermore, in the event such termination without Cause or resignation for Good Reason occurs within 12 months following a Corporate Transaction (as defined in the Plan) then, promptly upon such termination without Cause or for Good Reason, as applicable, you will be entitled to (i) the payment of 1.5 times your then annual base salary in full; (ii) the payment of 1.5 times your then eligible annual bonus amount in full and (iii) the vesting of your Option will immediately accelerate so as to be fully vested. In addition, subject to the satisfaction of your obligations below, the Company will pay your expenses for continuing your health care coverage and that of any dependents who are covered at the time of your Separation from Service at then-existing participation and coverage levels (the “COBRA Premiums”) under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for a period ending on the earlier of eighteen (18) months from the Separation from Service or the date on which you become eligible to be covered by the health care plans of another employer (the “COBRA Coverage Period”), so long as you timely elect and is eligible for such COBRA continuation coverage.
Your receipt of these severance benefits is conditional upon (a) your continuing to comply with your contractual obligations to the Company and (b) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 60 days following your termination date. The Salary Continuation will be paid in equal installments based on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your termination date; provided, however, that no payments will be made prior to the 60th day following your Separation from Service. On the 60th day following your Separation from Service, the Company will pay you in a lump sum the Salary Continuation and other severance benefits that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A and the effectiveness of the release, with the balance of the Salary Continuation and other severance benefits being paid as originally scheduled.
For the purposes of this letter, the term “Cause” means that one or more of the following has occurred (as reasonably determined by the Board, based on the information then known to it): (i) your willful failure to substantially perform your duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by you of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) your willful breach of any of your obligations under any written agreement or covenant with the Company. For the purposes of this letter, the term “Good Reason” means your resignation from employment with the Company within sixty (60) days after the effective date of the following (without your prior written consent) (i) a material reduction in job duties, responsibilities, title or authority inconsistent with your position with the Company; (ii) a material reduction your then current base salary, representing a reduction of more than 10% of your then current base salary; provided, that an across-the-board reduction in the salary level of all senior officers of the Company by the same percentage amount as part of a general salary level reduction shall not constitute such a material salary reduction; (iii) the relocation of your principal place of employment to a place that increases your one-way commute by more than 50 miles as compared to your then current principal place of employment immediately prior to such relocation (iv) a material reduction in your target annual bonus opportunity; or (v) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under this agreement in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operation of law; provided, that you give written notice to the Company of the event forming the basis of the termination for Good Reason within 45 days after the date on which the Company gives you written notice of the Company’s affirmative decision to take an action set forth in clause (i), (ii), (iii), (iv) or (v) above, the Company fails to cure such basis for the Good Reason resignation within 30 days after receipt of your written notice and you terminate your employment within 30 days following the expiration of the cure period.
As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of Company proprietary information, among other obligations.
In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.
You agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, the terms of this agreement regarding monetary compensation to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.
This offer is contingent upon a background check clearance, reference check, and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.
This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company.
If you wish to accept employment at the Company under the terms described above, please sign and date this letter, and the enclosed Employee Confidential Information and Inventions Assignment Agreement and return them to me by August 13, 2018. If you accept our offer, we would like you to start on October 8, 2018 (“Start Date”).
I am delighted to be able to extend this offer to you Kevin and I look forward to working with you. We all look forward to your favorable reply and to a productive and enjoyable work relationship.
Sincerely,

/s/ Nikolai Aljuri
Nikolai Aljuri, Ph.D.
President and Chief Executive Officer

I have read, understand, and accept this employment offer. Furthermore, in choosing to accept this offer, I agree that I am not relying on any representations, whether verbal or written, except as specifically set out within this letter.
ACCEPTED AND AGREED:

/s/ Kevin Waters
Kevin Waters

Date: 8-13-18
Attachment: Employee Confidential Information and Inventions Assignment Agreement
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